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          FORM 3
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                                                                                           ------------------------------------
                              U.S. SECURITIES AND EXCHANGE COMMISSION                                  OMB APPROVAL
                                       Washington, D.C. 20549                              OMB Number                 3235-0104
                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES              Expires:            February 1, 1994
                                                                                           Estimated average burden hours
                                                                                           per response.................... 0.5
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Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
             Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person  2. Date of Event        4.  Issuer Name and Ticker or Trading Symbol
                                             Requiring Statement
                                             (Month/Day/Year)     Global Sports, Inc. (GSPT)
 Walls           Glenn
------------------------------------------                        ------------------------------------------------------------------
 (Last)        (First)        (Middle)       September 11, 2000
                                                                  5.  Relationship of Reporting             6. If Amendment, Date of
                                                                      Person to Issuer                         Original
                                                                          (Check all applicable)               (Month/Day/Year)
                                                                      [   ] Director [   ] 10% Owner
               1075 First Avenue                                      [ x ] Officer (give title below)
-----------------------------------------------------------------     [   ] Other (specify below)
                (Street)                  3. IRS or Social
                                             Security Number
       King of Prussia, PA 19406             of Reporting             Senior Vice President Merchandising
                                             Person (Voluntary)       -----------------------------------


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     (City)       (State)     (Zip)
                                                                         Table I - Non-Derivative Securities Beneficially Owned

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1.  Title of Security                               2.  Amount of Securities          3. Ownership         4.  Nature of Indirect
    (Instr. 4)                                          Beneficially Owned               Form; Direct          Beneficial Ownership
                                                        (Instr. 4)                       (D) or                (Instr. 5)
                                                                                         Indirect (I)
                                                                                         (Instr. 5)
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None
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
(Print or Type Responses)                                                                                            SEC 1473 (3/91)

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FORM 3 (continued)

              Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative Security  2.  Date Exercisable and  3. Title and Amount of    4. Conversion   5.  Ownership    6.  Nature of
   (Instr. 4)                        Expiration Date          Securities Underlying     or Exercise      Form of          Indirect
                                     (Month/Day/Year)         Derivative Security       Price of         Derivative       Beneficial
                                                              (Instr. 4)                Derivative       Security:        Ownership
                                                                                        Security         Direct (D)       (Instr. 5)
                                                                                                         or Indirect
                                                                                                         (I)(Instr. 5)

                                 ----------------------------------------------------
                                    Date      Expiration      Title      Amount or
                                 Exercisable     Date                    Number of
                                                                         Shares
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None
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Explanation of Responses:

The filing of this Statement shall not be construed as an admission (a) that the person filing this Statement is, for the purposes of Section 16 of the Securities  Exchange Act of 1934 (as amended), the beneficial owner of any equity securities covered by this
Statement, or (b) that this Statement is legally required to be filed by such person.


                                                                          /s/ Glenn Walls                   September 14, 2000
                                                             ---------------------------------------   -----------------------------

**Intentional misstatements or omissions of facts constitute      ** Signature of Reporting Person                  Date
  Federal Criminal Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note:  File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
     See instruction 6 for procedure.
                                                                                                                             Page 2
                                                                                                                     SEC 1473 (3/91)

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